                                                HECO EXHIBIT 10
                                                ---------------



                              AMENDED AND RESTATED

                            POWER PURCHASE AGREEMENT



                                    between

                         HILO COAST PROCESSING COMPANY

                                      and

                      HAWAII ELECTRIC LIGHT COMPANY, INC.

                               TABLE OF CONTENTS
                 AMENDED AND RESTATED POWER PURCHASE AGREEMENT
                 ---------------------------------------------

                                                        Page
                                                        ----
I.   Definitions                                          3
     A.   HELCO Dispatch                                  3
     B.   Contract Year                                   4
     C.   Partial Contract Year                           4
     D.   Contract Week                                   4
     E.   PUC                                             4
     F.   PUC Approval                                    4
     G.   Good Engineering and Operating Practices        4

II.  HCPC's Obligation to Supply Capacity                 6
     A.   Capacity Guarantee                              6
     B.   Plant Shutdown Period                           6
     C.   Capacity Charge                                 6
     D.   Conditions Related to Capacity Guarantee        7

III. Sale and Purchase of Energy                          9
     A.   Energy Sale and Purchase Guarantee; Purchase
          of Additional Energy                            9
     B.   Determination of Energy Rates                  11
     C.   Application of Rates                           13
     D.   Payments                                       13

IV.  [deleted]                                           13

V.   69 kv Substation and Transmission Line              13
     A.   Existing Facilities                            13
     B.   Upgrade of Facilities                          14

VI.  Metering                                            15

                                                        Page
                                                        ----

VII.  Purchase of Power by HCPC                          16

VIII. Interruption of Service                            16

IX.   Performance Standards and Sanctions                17
      A.  Minimum Performance Standards                  17
      B.  Sanctions                                      19
      C.  Deletion of Capacity Charge                    20

X.    Privity                                            21

XI.   Assignment                                         22

XII.  Arbitration                                        22
      A.  Enforcement of Contract                        22
      B.  Attorneys' Fees                                23

XIII. Training Standards                                 23

XIV.  Term                                               23

XV.   Termination; Default                               23
      A.  Termination upon HCPC's Total Default          23
      B.  HCPC's Failure to Restore Unit                 24
      C.  HELCO Right to Possession                      25

XVI.  HELCO's Purchase Options                           26
      A.  Default Purchase Option                        26
      B.  [deleted]                                      27
      C.  [deleted]                                      27
      D.  Protection of Option to Purchase               27

XVII. Mutual Release                                     28

                                                        Page
                                                        ----

XVIII. Effective Date; Necessary Approvals and
       Conditions                                        28

XIX.   General Provisions                                30
       A.  Severability                                  30
       B.  Section Headings                              31
       C.  Notices                                       31
       D.  Entire Agreement                              32
       E.  Governing Law                                 32
       F.  Modifications, Amendments or Waivers          32
       G.  Interpretation                                33
       H.  Good Faith Efforts                            33

Exhibit A                                               A-1

Exhibit B                                               B-1

                 AMENDED AND RESTATED POWER PURCHASE AGREEMENT
                 ---------------------------------------------


          This Amended and Restated Power Purchase Agreement ("the Contract") is made and entered into on March 24, 1995 by and between HILO COAST PROCESSING COMPANY (hereinafter referred to as "HCPC") and HAWAII ELECTRIC LIGHT COMPANY, INC. (hereinafter referred to as "HELCO").

                         W I T N E S S E T H  T H A T:
                         -----------------------------

          WHEREAS, HELCO is and has been an operating electric public utility on the Island of Hawaii in the State of Hawaii and is subject to the Hawaii Public Utilities Laws (Chapter 269 of the Hawaii Revised Statutes) and the rules and regulations of the Hawaii Public Utilities Commission (hereinafter referred to as the "PUC"); and

          WHEREAS, HELCO and Pepeekeo Sugar Company ("Pepeekeo") entered into that certain Purchase Power Agreement dated July 1, 1971 (hereinafter referred to as "the Initial Agreement"); and

          WHEREAS, Pepeekeo assigned all of its right, title and interest in and to the Initial Agreement to HCPC, subject to the terms, conditions and provisions thereof, pursuant to that certain Assignment of Power Purchase Agreement Contract made September 1, 1971 (hereinafter referred to as the "Assignment"); and

          WHEREAS, HELCO and HCPC agreed to amend and restate the Initial Agreement as heretofore amended and/or modified in its entirety as of May 31, 1988, for a term through December 31, 2002 (hereinafter referred to as the "Prior Contract"); and

          WHEREAS, on July 31, 1992, C. Brewer and Company, Limited publicly announced that its subsidiary, Mauna Kea Agribusiness Company, Inc., the primary supplier of sugar cane processed by HCPC, would discontinue harvesting sugar in late 1994 and that, thereafter, HCPC's primary fuel would be coal, supplemented by biomass material; and

          WHEREAS, by letter dated March 25, 1994, HCPC notified HELCO of its intent to abandon the production of power on March 26, 1997; and

          WHEREAS, by letter dated April 22, 1994, HELCO notified HCPC of its preliminary intent to purchase HCPC's power plant facilities pursuant to the purchase option in its existing power purchase agreement; and

          WHEREAS, HELCO and HCPC were not able to negotiate a purchase agreeable to both parties; and

          WHEREAS, on December 12, 1994, HCPC filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and notified HELCO of its intent to shut down the power plant on December 18, 1994, which closing was delayed to December 25, 1994 by agreement of the parties; and

          WHEREAS, HELCO commenced an adversary proceeding in the Bankruptcy Court in which it sought a permanent injunction compelling HCPC to perform the Prior Contract according to its terms; and

          WHEREAS, the Bankruptcy Court granted HELCO's motion for a temporary restraining order ("TRO") until January 6, 1995; and

          WHEREAS, on January 5, 1995, HELCO and HCPC entered into a Letter Agreement setting forth the terms and conditions of an interim operating agreement, an amended power purchase agreement which, upon approval of the Bankruptcy Court, is to be effective through December 31, 1999, a cash advance of $6,000,000 to be provided by HELCO to HCPC to finance severance payments and other employee benefits and capital expenditures, and a revolving line of credit of up to $2,000,000 to finance the purchase of fuel and other operating expenses;

          WHEREAS, pursuant to a stipulation between HELCO and HCPC making the TRO effective through March 7, 1995, which stipulation was subsequently extended through March 24, 1995, the Bankruptcy Court approved an amended power purchase arrangement as set forth in the Letter Agreement in lieu of an interim operating agreement;

          NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, the sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

          I.  Definitions.
              -----------

              A. HELCO Dispatch. The term "HELCO dispatch" as used herein means
                 --------------
HELCO's absolute and sole right, through supervisory equipment and otherwise, to control electrical energy generated by HCPC pursuant to this Contract up to such capacity as may be agreed upon from time to time, provided, however, that HELCO shall take at all times during the 48 operating weeks of every contract year at least 4,000 kw of power in order to keep HCPC's turbine generator operating at the minimum load required to keep capacity available to HELCO as provided herein.

          B.  Contract Year.  The term "contract year" means a year during the
              -------------
term hereof beginning at 0001 hours on January 1 and ending at 0001 hours on January 1 of the following year.

          C.  Partial Contract Year.  The term "partial contract year" means the
              ---------------------
period beginning at 0001 hours on the effective date of this Contract and ending at 0001 hours on January 1, 1996.

          D. Contract Week. The term "contract week" means the time period
             -------------
during the term hereof from 0001 hours on Monday through 2400 hours the following Sunday.

          E. PUC. PUC means the Hawaii Public Utilities Commission.
             ---

          F. PUC Approval. PUC Approval means the PUC order or orders described
             ------------
in Section XVIII.

          G.  Good Engineering and Operating Practices.  The practices, methods
              ----------------------------------------
and acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. With respect to the power plant, Good Engineering and Operating Practices include but are not limited to taking reasonable steps to ensure that:

          1. Adequate materials, resources and supplies, including fuel, are available to meet the power plant's needs under normal conditions and reasonably anticipated abnormal conditions.

          2. Sufficient operating personnel are available and are adequately experienced and trained to operate the power plant properly, efficiently and within manufacturer's guidelines and specifications and are capable of responding to emergency conditions.

          3. Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

          4. Appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

          5. Equipment is operated in a safe manner and in a manner safe to workers, the general public and the environment and with regard to defined limitations such as steam pressure, temperature, and moisture content, chemical content and quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

     II.  HCPC's Obligation to Supply Capacity.
          ------------------------------------

          A.  Capacity Guarantee.  HCPC shall furnish HELCO 22,000 kw of
              ------------------
capacity and 13,600 kvar of reactive under HELCO dispatch during the entire term hereof except for the "annual overhaul period" set forth in Section II.B. below and except that HCPC shall be obligated to furnish 20,000 kw of capacity until the later of: (i) June 1, 1995 or, (ii) such time as HCPC's existing permit limitations and conditions are complied with and any necessary substation improvements to accommodate the 22,000 kw, pursuant to Section V, are completed. The reactive shall be in proportion to power in the range of 0.85 lagging to 1.0 unity power factor and shall be dispatched by HELCO so that HCPC keeps its turbine generator output, at HELCO's direction, within the limits of plus or minus 5% of 13.8 kv.

          B.  Plant Shutdown Period.  HCPC shall have the right to shut its
              ---------------------
turbine generator down and shall have no obligation to furnish HELCO the capacity described in Section II.A. hereof during four consecutive weeks during each contract year (the "annual overhaul period"). The annual overhaul period shall be taken during the period mutually agreeable to HCPC and HELCO, the specific days to be determined each contract year with HELCO's approval, which approval shall not be unreasonably withheld.

          C.  Capacity Charge. As compensation for maintaining the 20,000 kw and
              ---------------
22,000 kw of capacity under HELCO dispatch during the time periods as described herein, HELCO will pay HCPC a capacity charge, payable monthly within ten (10) days after the last day of the calendar month, equal to an amount which would average $218/kw-yr over the contract term, specifically: (i) $306,167 per month ($167/kw-yr) through December 31, 1995, during the portion of such period when HCPC is obligated to provide 22,000 kw of capacity pursuant to Section II.A. ($278,333 per month during the portion of such period when HCPC is obligated to provide only 20,000 kw of capacity pursuant to Section II.A.), and (ii) $5,082,000 ($231/kw-yr) per contract year thereafter, commencing January 1, 1996 in twelve equal monthly installments. HELCO shall not be obligated to pay any additional capacity charge for any additional capacity supplied by HCPC, either at HELCO's request or at HCPC's request. A failure by HCPC to provide the required capacity to HELCO shall result in the reduction in the capacity charge due to HCPC from HELCO in accordance with Section IX.B.1. of this Contract. HELCO shall not have any obligation to pay capacity charges to HCPC (i) for periods in excess of 24 consecutive hours in which HCPC is unable to fulfill its obligations under Section II.A. of this Contract without fault as set forth in
Section VIII, or (ii) for periods in which HCPC does not fulfill its obligations under Section II.A. of this Contract due to HCPC's "total default", as such term is defined in Section XV.B. of this Contract.

          D. Conditions Related to Capacity Guarantee.
             ----------------------------------------

             1. The capacity obligation amounts in Section II.A. are based on the assumption that such amounts are permissible under HCPC's applicable permits and any conditions thereunder. Upon HELCO's request, HCPC shall provide verification of such assumption. Should the assumption be incorrect, HELCO reserves the right to require that HCPC use its best effort to cure any discrepancies in a timely manner and/or to adjust such capacity obligation, and the corresponding capacity charge under Section II.C., in order to comply with such permits and conditions.

             2. The increase in HCPC's capacity obligation under Section II.A. is contingent upon the completion of any necessary substation upgrades pursuant to Section V by May 31, 1995, and upon compliance with any applicable PUC rules with regard to such upgrades. Accordingly, the effective date of the increase in the capacity obligation to 22,000 kw (projected for June 1, 1995) shall be delayed if necessary until such time as the foregoing conditions are met.

             3. Acceptance Test. Increased firm capacity payments pursuant to
                ---------------
Section II.C., reflecting the increased capacity obligation under Section II.A. to 22,000 kw, shall begin when acceptance tests conducted by HELCO indicate that HCPC has demonstrated delivery of the capacity guarantee during a 100 consecutive hour period at HELCO dispatch, beginning at a time designated in advance by HCPC, after compliance with Section II.A.(ii). At any time prior to the capacity tests, HCPC must demonstrate that facility has the ability to reduce load to the minimum 4,000 kw level and remain stable during the off-peak period on its primary fuel of coal. It must also demonstrate the ability to ramp up and down at the rate of 2 mw per minute. During all or part of the acceptance testing program HCPC shall allow a HELCO representative to be onsite to verify and record various hourly meter readings and to see that the tests are conducted within the scope of Good Engineering and Operating Practices. HCPC shall notify HELCO with a minimum seven (7) days advance notice of when the power plant will be available for conduct of the acceptance test.

          III.  Sale and Purchase of Energy.
                ---------------------------
                A. Energy Sale and Purchase Guarantee; Purchase of Additional
                   ----------------------------------------------------------
Energy.
- ------
                   1. During each contract year of the term of this Contract, HCPC shall make available to HELCO under HELCO dispatch, at the regular rate, the amounts of kilowatt hours of energy per contract week and per contract year respectively listed under "Contract Week Amount" and "Contract Year Amount" in
Section III.A.2. below.

                   2. During each contract year, HELCO shall purchase at least 94% on a weekly basis and at least 98% on an annual basis of said following amounts of energy (subject to a prorata reduction to the extent that the contract week or contract year energy amounts are not made available by HCPC):

    Capacity                  Contract               Contract
   Obligation               Week Amount             Year Amount
   ----------              --------------         ---------------
   20,000 kw                2,025,500 kwh          97,224,000 kwh
   22,000 kw                2,192,400 kwh         105,235,200 kwh

          HELCO will use its best efforts, taking into account Good Engineering and Operating Practices with respect to HELCO's utility system practices, to dispatch at least the following amounts of energy per day on-peak (subject to a prorata reduction to the extent that the capacity obligation is not provided by HCPC on-peak):

               Capacity            On-Peak
              Obligation          kwh Amount
              -----------         ----------
               20,000 kw            246,000
               22,000 kw            266,000

          3. During the partial contract year, HELCO shall purchase at least 94% on a weekly basis of the contract week amount of energy specified in Section III.A.2. In the partial contract year, the Contract Year Amount shall be equal to the Contract Week Amount multiplied by the number of full weeks in the partial contract year minus the number of full weeks in the annual overhaul period.

          4. Any energy utilized by HELCO at HCPC's request or at HELCO's request in excess of the contract week amount, whether through a temporary increase in capacity or otherwise, shall not count towards any contract week amount which HCPC is required to deliver at the regular rate.

          5. HCPC anticipates that its power production facilities will produce energy during on-peak hours in addition to the amounts of energy which HCPC is obligated to deliver to HELCO under HELCO dispatch ("Additional On-peak Energy"). An HCPC estimate of the amount of Additional On-peak Energy that may be made available for the upcoming contract year ("HCPC's annual Additional On-peak Energy estimate") shall be given in writing to HELCO at least 30 days prior to the upcoming contract year. HCPC shall use its best efforts to insure the accuracy of the estimate and shall notify HELCO of changes in that estimate as soon as possible.

          6. HELCO shall attempt to arrange for the acceptance of such Additional On-peak Energy up to HCPC's annual Additional On-peak Energy estimate, provided that HELCO shall not be obligated to accept and pay for Additional On-peak Energy to the extent that HELCO determines that it is unable to do so, based on HELCO's minimum base load requirements and/or transmission system capacity, as determined by HELCO in accordance with industry standards, and giving priority to all sources of firm energy available to HELCO both now and in the future, and all sources of unscheduled energy available to HELCO under contracts or other legally enforceable obligations with effective dates prior to the effective date of this Contract. HELCO also shall not be obligated to accept and pay for Additional On-peak Energy if the cost of such energy would exceed the cost to HELCO if HELCO generated an equivalent amount of energy itself, or during any period in which purchases of energy by an electric utility from a qualifying facility could be discontinued or otherwise would not be required under the rules and regulations of the PUC. After giving effect to the foregoing, HELCO agrees that it will use its best efforts to accept such Additional On-peak Energy.

          B.  Determination of Energy Rates.
              -----------------------------

              1. The regular rate for energy shall consist of on-peak and off-peak rates equal to:

               (a) the base on-peak and off-peak rates specified in Section III.B.4 of this Contract (the

     "base rates") plus two-thirds of the difference between the base on-peak or off-peak rates and 100% of HELCO's on-peak and off-peak avoided cost, respectively, if HELCO's on-peak or off-peak avoided cost is greater than the respective base on-peak or off-peak rate, or

               (b) the base on-peak or off-peak rates, if such base rates are greater than HELCO's respective on-peak or off-peak avoided cost at the time the energy is delivered.

              The calculation of the on-peak energy payment rate is illustrated in Exhibit B to this Contract.

              2. The on-peak hours shall be those between the hours of 0700 hours and 2100 hours each day and the off-peak hours shall be those between the hours of 2100 hours on one day and 0700 hours on the following day.

              3. "HELCO's avoided cost" means HELCO's respective on-peak and off-peak avoided costs for energy in cents per kilowatt hour as shown by HELCO's most recent avoided cost filing with the PUC.

              4. The base on-peak and off-peak rates shall be HELCO's avoided cost for the first quarter of 1995, specifically, $0.0541/kwh on-peak and $0.0451/kwh off-peak.

              5.   [deleted]

              6.   [deleted]

          C.   Application of Rates.
               --------------------

               1. The regular rate shall apply to all energy provided by HCPC per week up to the contract week amount as specified in Section III.A.2.

               2. The regular rate also shall apply to all energy requested by HELCO and delivered by HCPC in excess of the contract week amount; it being understood, however, that HCPC shall not be required to supply such energy.

               3. Notwithstanding Sections III.B and C.1 and 2 of this Contract, HELCO shall pay a rate for energy equal to the rates specified in Sections III.B and C of the Prior Contract until such date as the PUC approves recovery of HELCO's payments under this Contract to HCPC for purchased energy (and related revenue taxes) through its Energy Cost Adjustment Clause (to the extent that such payments are not recovered through HELCO's base electric rates).

          D.   Payments.  Charges for all energy delivered hereunder shall
               --------
be payable monthly within ten (10) days after the last day of the calendar month.

          IV.  [deleted]

          V.   69 kv Substation and Transmission Line.
               --------------------------------------

               A.   Existing Facilities.
                    -------------------

          Pursuant to the Initial Agreement, HELCO constructed and equipped a 69/13.8 kv substation, transmission line and other necessary apparatus for the purpose of making HCPC capacity available to the HELCO system. Pursuant to the Prior Contract, HELCO charged HCPC $77,238 annually for a 20-year period, paid in equal monthly installments from September 15, 1974 to September 14, 1994.

          The interconnection facilities include the following:

          1.  69 kv and 13.8 kv equipment at the HELCO Pepeekeo Switching
Station

          2.  Two 13.8 kv overhead polelines

          3.  Two 13.8 kv underground circuits

          4.  13.8 kv breakers and switchgear equipment at the HCPC power plant

          5. 13.8 kv revenue meters and metering support facilities at the HCPC power plant

          6. Communication and current transformer circuit between the Pepeekeo Switching Station and the HCPC power plant.

          The point of interconnection is the jumper cables between the HELCO
13.8 kv overhead lines and HCPC's 13.8 kv underground conductors. HELCO will continue to own, operate and maintain at its expense items #1, #2, and the revenue meters in item #5. HCPC will continue to own, operate and maintain at its expense items #3, #4, the metering support facilities in item #5, and #6.

          B.  Upgrade of Facilities.
              ---------------------

          To the extent necessary to accommodate HCPC's supply of 22,000 kw of capacity, HELCO shall, subject to any applicable PUC requirements, upgrade the existing substation and transmission line facilities, and shall use its best efforts to meet the June 1, 1995 date for increasing HCPC's capacity obligation. Any costs incurred by HELCO in such upgrade shall be prorated between HELCO and HCPC, such that HCPC shall be allocated a portion of such cost equal to a fraction, the numerator of which shall be the number of full or partial calendar months between the commencement of the 22,000 kw capacity obligation and the end of the Contract term, and the denominator of which is the estimated useful life of the upgraded facilities. Such amount shall be payable in substantially equal monthly installments over the remaining term of this Contract upon completion of the upgrade, through a credit each month against the amount otherwise payable by HELCO under Section III.D. for energy purchased hereunder.

          VI.  Metering.
               --------

          All electric energy to be delivered hereunder shall be what is commonly called 3-phase 60 hertz alternating current and shall be delivered and metered at an electromotive force of 13.8 kv, a plus or minus 5% variation being allowable, at HCPC's 13.8 kv bus. All revenue-metering equipment shall be owned and operated by HELCO in a metering compartment provided by HCPC and meeting all PUC standards at the 13.8 kv bus. Metering shall be accomplished by an individual system measuring energy from HCPC. HELCO shall, at least once each contract year during the term hereof, test and adjust, in the presence of HCPC's representative, all revenue-metering equipment in conformity with the current standards followed by HELCO pursuant to PUC order or rule, which was ANSI C12 1975 (6th ed.) as of the date of this Contract. If said equipment is found inaccurate by more than 2%, then adjustment in the billings for such inaccuracy shall be made within 30 days by one party to the other as the case may be. Any inaccuracy so discovered shall be conclusively presumed to have existed for half the period between the last inspection and the inspection in which the inaccuracy was discovered.

          VII. Purchase of Power by HCPC.
               -------------------------

          Sales of electrical energy to HCPC by HELCO shall be governed by applicable rate schedules and rules and regulations at the time of such sales as specified in HELCO's tariff filed with the PUC, and not by this Contract.

          VIII. Interruption of Service.
                -----------------------

          If HCPC shall be wholly or partially prevented from delivering the electrical energy contracted for herein, or if the service thereof shall be interrupted, or if HELCO shall be prevented from receiving, using and applying the same, by reason of or through strikes, riot, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, accident, the order of any court or civil authority, any act of God or the public enemy, or any other similar or dissimilar cause reasonably beyond its exclusive control and not attributable to its neglect, then and in any such event, HCPC shall not be obligated to deliver said electrical energy hereunder during such period and shall not be liable for any damage or loss resulting from such interruption or suspension, and HELCO shall not be obligated or liable to take or pay for any such energy during such period. In the event of a strike of its own employees which would interfere with the delivery of energy hereunder, HCPC will utilize its best efforts to operate the HCPC power plant facilities, including the use of supervisory labor. In any case, however, so long as HCPC is able to fulfill its obligations under this Contract, HELCO will continue to pay the capacity charge set forth in Section II.C. hereinabove. In the event HELCO is able to fulfill its obligations under this Contract but HCPC is unable to do so, HCPC shall continue to pay the charge set forth in Section V hereinabove. In the event of either party being unable to fulfill its obligations under this Contract without fault as aforesaid, for periods not in excess of 24 consecutive hours, then, and in such case, there will be no adjustment of the charge set forth in Section V or the capacity charge. In any of such event or events, the party or parties suffering such interruption or suspension shall be prompt and diligent in removing the cause thereof. In order to minimize the possibility of interruption, HCPC agrees to keep reasonable fuel reserves and a reasonable inventory of spare parts on hand at all times.

          IX.  Performance Standards and Sanctions.
               -----------------------------------

               A.   Minimum Performance Standards.
                    -----------------------------

                    1. HCPC acknowledges and agrees that the HCPC unit is expected to meet the following minimum standards for satisfactory day-to-day performance during each contract year: (i) an on-peak unit availability (excluding the four-week annual maintenance period and downtime due to a catastrophic equipment failure) of 95 percent or better; (ii) not more than 6 unit trips per year; and (iii) a forced outage rate of 5 percent or less.

                    2. The on-peak availability of the HCPC Unit (in percent) is to be computed by adding the average megawatts available from the HCPC unit during each on-peak hour during the contract year, multiplying the total by 100, and dividing by either 94,080 (while the capacity obligation is 20,000 kw) or 103,488 (while the capacity obligation is 22,000 kw). In the case of the partial contract year, the foregoing formula shall be adjusted appropriately.

                    3. "Catastrophic equipment failure" means a sudden, unexpected failure of a major piece of equipment which (i) substantially reduces or eliminates the capability of the HCPC Unit to produce power, (ii) is beyond the reasonable control of HCPC and could not have been prevented by the exercise of due diligence by HCPC and, (iii) despite the exercise of all reasonable efforts, requires more than 60 days to repair.

                    4. "Unit trip" means the sudden and immediate removal of the HCPC Unit from service as a result of an immediate mechanical/electrical/hydraulic control system trip or operator initiated trip/shutdown which requires HELCO to take immediate steps to place an unscheduled generator on line to make up for the loss of output of the HCPC Unit; provided, however, that a unit trip shall not include: (i) any such removal which occurs within 48 hours of the time at which the HCPC Unit is restarted following an outage; (ii) trips caused or initiated by HELCO; or (iii) trips occurring during periods when HCPC has continued to furnish capacity to HELCO at the request of HELCO's

Production Manager after HCPC has notified HELCO's Production Manager that the HCPC Unit is likely to trip.

                    5. The forced outage rate of the HCPC unit during a contract year is to be computed by totaling the average megawatts unavailable for service due to forced outages or deratings on an hourly basis, multiplying the total by 100, and dividing by either 175,200 (while the capacity obligation is 20,000 kw) or 192,720 (while the capacity obligation is 22,000 kw). In the case of the partial contract year, the foregoing formula shall be adjusted appropriately.

               B.   Sanctions.
                    ---------

                    1. The capacity charge is to be made on the basis of the full availability of 22,000 kw (20,000 kw during the period HCPC has a capacity obligation of 20,000 kw under Section II.A.). For any full on-peak hour in which the full 22,000 kw (or 20,000 kw, as applicable) is not available, the capacity charge will be reduced by the following amounts for each kilowatt of deficiency:

          Capacity Obligation                 Sanction
          -------------------                 --------
          20,000 kw                           $0.0311/kw
          22,000 kw
               through 1995 (at $167/kw-yr)   $0.0314/kw
               1996 - 1999 (at $231/kw-yr)    $0.0435/kw

                    2. For each contract year in which the on-peak availability of the HCPC unit is less than 95 percent, HCPC will pay to HELCO $5000 for each full percentage point of the shortfall unless the shortfall is due to a catastrophic equipment failure.

                    3. For each unit trip in excess of 6 per contract year, HCPC shall pay $5000 to HELCO.

                    4. HELCO shall have the right to set off any payment due from HCPC under this Section against any payments due to HCPC.

               C.   Deletion of Capacity Charge.
                    ---------------------------

                    1. If the performance of the HCPC Unit fails to meet any of the following minimum criteria for any reason other than a catastrophic equipment failure, the capacity charge shall be deleted until, with respect to criterion (v) or (vi), HCPC demonstrates to HELCO's reasonable satisfaction that it has cured the defect or deficiencies causing the unit trips, and until, with respect to criterion (i), (ii) or (iii), HCPC operates the unit at or above the minimum criterion or criteria for one full year:

                         (i) On-peak availability of no less than 75 percent for
any one contract year;

                         (ii) On-peak availability of no less than 80 percent
for two out of any three consecutive contract years;

                         (iii)      Forced outage rate no greater than 15
percent for any one contract year;

                         (iv) Forced outage rate no greater than 10 percent for
two out of any three consecutive contract years;

                         (v) Unit trips no greater than 18 for any one contract
year; or

                        (vi) Unit trips no greater than 12 for any two out of three consecutive contract years.
                    2. Any period during which the HCPC Unit does not meet or exceed the minimum criteria set forth in Section IX.C.1. shall be termed a "deficiency period."

                    3. Notwithstanding the provisions of Section IX.C.1.(v) and (vi), the capacity charge shall not be deleted solely on the basis of excessive unit trips during such period following a deficiency period (not to exceed five (5) days) as HCPC is taking appropriate and timely corrective action acceptable to HELCO to cure any defects or deficiencies causing the unit trips. HCPC shall not be deemed to be taking appropriate and timely corrective action unless (i) it provides written notice to HELCO of the defects or deficiencies causing the unit trips, the corrective action it proposes to take, and an appropriate schedule for completing such corrective action within two (2) days after the end of a deficiency period, and (ii) it complies with such schedule. Such written notice shall not be valid unless it is provided within seven (7) days after the end of a deficiency period.

          X.   Privity.
               -------

          Any other term, covenant or provision herein contained to the contrary notwithstanding, this Contract is not intended and shall not be construed in any manner so as to benefit any third party; nor is it intended nor shall it be construed in a manner such as to place HCPC in privity with any parties who might have a contract to purchase electric energy from HELCO; nor is it intended nor shall it be construed in any manner so as to impose a duty upon HCPC to supply electric energy to the public or any portion of the public or to any private person or parties not a party to this Contract, or to supply electric energy to any particular locality or district in the County of Hawaii.

          XI.  Assignment.
               ----------

          This Contract shall not be assigned by either party without the prior written consent of the other party; provided that HELCO may assign its interest in this Contract, upon written notice to HCPC, to the Trustee under HELCO's First Mortgage and Deed of Trust dated May 1, 1941, as it has been and may be amended from time to time; and further provided that HCPC may assign its interest in this Contract to Mauna Kea Agribusiness, Inc. and may request HELCO's consent to an assignment of this Contract pursuant to a refinancing by HCPC; which consent shall not be unreasonably withheld.

          XII. Arbitration.
               -----------

               A.   Enforcement of Contract.  In the event any controversy or
                    -----------------------
dispute arises with respect to this Contract or any of the terms or conditions hereof other than any dispute arising under Section XV, or with respect to any alleged breach hereof, such controversy or dispute, and all issues with respect to any obligation or duty to continue performance under this Contract pending resolution of such controversy or dispute, shall be submitted to and settled by arbitration in accordance with the laws of the State of Hawaii (which are currently codified in Chapter 658 of the Hawaii Revised Statutes) and the Commercial

Rules of the American Arbitration Association and the parties shall be bound by the award of such arbitration.

               B.   Attorneys' Fees.  In the event of any breach of any covenant
                    ---------------
or condition of this Contract, or any dispute or controversy with respect hereto, the prevailing party shall be entitled to recover from the other party all expenses and costs, including reasonable attorneys' fees, incurred in the enforcement of this Contract.

          XIII. Training Standards.
                ------------------

          All HCPC employees operating and maintaining the steam generator and all HCPC employees maintaining the turbine generator shall have received training in accordance with good engineering and operating standards and practices. HCPC's operation and maintenance schedules shall be established to provide adequate staffing by qualified personnel at all times.

          XIV. Term.
               ----
          The term of this Contract shall be from the effective date of this Contract, determined in accordance with Section XVIII.A., to and including December 31, 1999.

          XV.  Termination; Default.
               --------------------

               A.   Termination upon HCPC's Total Default.
                    -------------------------------------

                    1. Upon the occurrence of a total default by HCPC, HELCO may, at its option, (i) terminate this Contract by delivering written notice of such termination to HCPC, and institute proceedings or resort to such other remedies not in conflict with this Contract as it deems appropriate, or (ii) continue this Contract, in which event HCPC shall pay HELCO's power replacement cost, and institute proceedings or resort to such other remedies not in conflict with this Contract as it deems appropriate. Termination under this Section shall be effective 30 days from the date of HCPC's receipt of written notice of termination and shall not prejudice any other rights or remedies HELCO may have.

                    2. "Total default" means abandonment of the production of power by failure to maintain continuous service to the extent required by this Contract, when HCPC has the technical capability to maintain such service (including the ability to operate HCPC's Unit in a safe manner in accordance with good engineering and operating practices), for three (3) or more consecutive days, the last 24 hours of which shall be after notice to HCPC that it is in total default.

                    3. "HELCO's power replacement cost" means the cost to HELCO of replacing the capacity and energy that HCPC is obligated to furnish to HELCO pursuant to Sections II.A. and III.A.1. and 2. less the net payments HELCO would have made to HCPC for such capacity and energy.

              B.    HCPC's Failure to Restore Unit.  If HCPC shall fail to make
                    ------------------------------
all reasonable efforts to restore the HCPC Unit to full or substantially full operating condition following any casualty loss and such failure continues for ten (10) days after written demand therefor by HELCO, HELCO shall have the option to terminate this Contract by giving written notice of such termination to HCPC. Such termination shall be effective 30 days from the date of HCPC's receipt of written notice of termination and shall not prejudice any other rights or remedies HELCO may have.

              C.    HELCO Right to Possession.  In the event there is a total
                    -------------------------
default by HCPC as defined under Section XV, HELCO shall have the right but not any obligation immediately to take possession of the HCPC Power Plant for the remaining term of the Contract and to generate power regardless of whether or not it exercises its default purchase option under Section XVI.A. If at the time of such total default HCPC remains under the jurisdiction of the Bankruptcy Court, to the extent any automatic stay may apply, the parties agree that HELCO has cause, within the meaning given that term in Section 362(d)(1) of the Bankruptcy Code, 11 U.S.C. (S) 362(d)(1), to obtain relief from any automatic stay to permit it to exercise its rights under this Section. If HELCO takes possession of the HCPC Power Plant, it must preserve the value and operational integrity of the plant so that the fair market value (less depreciation) of the plant is not negatively impacted. During and as a result of any such possession by HELCO, the risk of damage to or loss of the HCPC Power Plant shall be borne by HELCO to the extent such damage or loss is attributable to HELCO's failure to operate the power plant in accordance with (i) Good Engineering and Operating Practices and (ii) electric public utility standards. In the event HELCO takes possession of the HCPC Power Plant, HCPC shall make available to HELCO all operating manuals and equivalent information relating to the operation of the power plant.

          XVI. HELCO's Purchase Options.
               ------------------------

               A.   Default Purchase Option.
                    -----------------------

               1. In addition to any other rights or remedies HELCO may have, if a total default by HCPC occurs and HELCO gives notice of termination of this Contract to HCPC pursuant to Section XV.A., HELCO, at its option, shall have the right but not any obligation, to purchase the HCPC Power Plant, as defined and identified on Exhibit "A" to this Contract, free and clear of any liens, debts, mortgages or other encumbrances (which right shall be termed HELCO's "default purchase option").

              2. In order to preserve its default purchase option, HELCO shall provide written notice of its preliminary intent to exercise such option to purchase to HCPC within 30 days after HELCO gives notice of termination of this Contract to HCPC as a result of HCPC's total default.

              3. Notice of intent to purchase hereunder by HELCO shall be in writing, and shall be given to HCPC within 15 days after agreement between the parties as to the fair market value of the HCPC Power Plant, or after a determination of such fair market value, with the closing of any such purchase contingent upon PUC approval unless waived by HELCO.

              4. The purchase price pursuant to HELCO's default purchase option shall be the fair market value of the HCPC Power Plant.

              5. If HELCO gives written notice of its preliminary intent to exercise its default purchase option after a total default by HCPC occurs, HELCO shall have the right but not any obligation to immediately take possession of the HCPC Power Plant during any remaining term of this Contract and to generate electrical energy for its electric public utility system. If HELCO takes possession of the HCPC Power Plant, it must preserve the value and operational integrity of the plant so that the fair market value (less depreciation) of the plant is not negatively impacted. During and as a result of any such possession by HELCO, the risk of damage to or loss of the HCPC Power Plant shall be borne by HELCO to the extent such damage or loss is attributable to HELCO's failure to operate the power plant in accordance with (i) Good Engineering and Operating Practices and (ii) electric public utility standards. In the event HELCO takes possession of the HCPC Power Plant, HCPC shall make available to HELCO all operating manuals and equivalent information relating to the operation of the power plant.

               B.   [deleted]

               C.   [deleted]

               D.   Protection of Option to Purchase.  HCPC will not directly or
                    --------------------------------
indirectly create, or permit to be created by any action or inaction of HCPC or those claiming through or under HCPC (and will not permit to remain, and will promptly discharge, any of the same so created or permitted) any mortgage, lien or encumbrance with respect to the HCPC Power Plant (other than those existing and disclosed in writing to HELCO by HCPC as of the date of this Contract) that would impair the exercise by HELCO of its option to purchase pursuant to Section XVI.A. of this Contract, without HELCO's prior written consent, which consent shall not be unreasonably withheld.

          XVII. Mutual Release.
                --------------

          Each party hereby waives and releases any and all claims it now has or may have against the other party resulting from, arising out of, connected with or traceable either directly or indirectly to any action of any party under the Prior Contract up to and including the effective date of this Contract. Any third party claim brought against either party within 30 days after the effective date of this Contract but resulting from, arising out of, connected with or traceable either directly or indirectly to any action of either party under the Prior Contract or while the TRO was in effect shall not be subject to such release.

          XVIII. Effective Date; Necessary Approvals and Conditions.
                 --------------------------------------------------

              A. This Contract shall be effective as of the earlier of: (i) the date of approval by the United States Bankruptcy Court or (ii) the date of a non-appealable dismissal of HCPC's bankruptcy action, Bankruptcy Case No. 94-01491, United States Bankruptcy Court, State of Hawaii.

              B. HELCO shall use its good faith efforts to obtain, as soon as practicable, an order or orders from the PUC approving: (i) this Contract, amending and restating the Prior Contract in its entirety; (ii) the inclusion of energy and capacity costs to be incurred by HELCO pursuant to this Contract in HELCO's revenue requirements for ratemaking purposes or for the purpose of determining the reasonableness of HELCO's rates and (iii) recovery of HELCO's payments to HCPC for purchased energy (and related revenue taxes) through its Energy Cost Adjustment Clause (to the extent that such payments are not recovered through HELCO's base electric rates).

              C. If the PUC Approval under Section XVIII.B. is not obtained in either an interim or final form, acceptable to HELCO in its sole discretion, which shall not be unreasonably invoked, within 180 days of the execution of this Contract (unless mutually extended by the parties), HELCO, by written notice to HCPC within 30 days of such 180 day period (as it may be extended by the parties), may terminate this Contract, such termination to be effective 45 days after receipt by HCPC of such notice. Furthermore, if the PUC approval under Section XVIII.B(i) is not obtained in either an interim or final form within 180 days of the execution of this Contract (unless mutually extended by the parties), HCPC, by written notice to HELCO within 30 days of such 180 day period (as it may be extended by the parties), may terminate this Contract, such termination to be effective 45 days after receipt by HELCO of such notice.

              D. In addition to any other conditions specified herein, this Contract shall be contingent upon the parties obtaining approval of the respective Boards of Directors of HELCO and HCPC. The parties shall use their good faith efforts to obtain all such approvals within ten (10) days of the date of execution of this Contract.

              E. As a condition precedent to the effectiveness of this Contract, the parties shall execute, obtain any necessary approvals for, and satisfy any conditions precedent specified in such agreements as are necessary to provide for a cash advance of $6,000,000 and a revolving line of credit of up to $2,000,000, as generally described in Paragraphs 11 and 12, respectively, of the Letter Agreement between the parties dated January 5, 1995, including any agreements concerning the security relating to such cash advance and revolving line of credit. The following agreements relate to the $6,000,000 cash advance:
(i) Credit Agreement; (ii) Secured Promissory Note; (iii) Real Property Mortgage, Security Agreement and Financing Statement; (iv) Assignment of Proceeds in Power Purchase Agreement; (v) Agreement Re: Setoff and Assignment of Proceeds; Consent to Setoff and Assignment of Proceeds; and (vi) Letter Agreement by Mauna Kea Agribusiness Co., Inc. in favor of HELCO Re: Future Sales of Real Estate by Mauna Kea Agribusiness to Hilo Coast Processing Company. The following agreements relate to the revolving line of credit of up to $2,000,000: (i) Revolving Credit Agreement; (ii) Revolving Promissory Note;
(iii) Security Agreement; (iv) Agreement Re: Setoff and Assignment of Proceeds; Consent to Setoff and Assignment of Proceeds; (v) Pledge and Security Agreement;
(vi) Assignment of Proceeds in Power Purchase Agreement; (vii) Real Property Second Mortgage, Security Agreement and Financing Statement; and (viii) UCC-1, Financing Statement.

          XIX. General Provisions.
               ------------------

               A.   Severability.  Any portion or provision of this Contract
                    ------------
which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision thereof invalid, illegal or unenforceable in any other jurisdiction.

              B.    Section Headings.  The Section headings included in this
                    ----------------
Contract are for the convenience of the parties only and shall not affect the construction or interpretation of this Contract. Schedules and Exhibits referred to in this Contract are an integral part of this Contract.

              C.    Notices.  All notices given pursuant to this Contract shall
                    -------
be in writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address set forth below or such other address as a party may from time to time specify in writing to the other party. If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 24 hours after the latest to occur of such mailing and telegraphic communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question. The addresses to which notice are initially to be sent are as follows:

               If to HELCO to:

               President
               Hawaii Electric Light Company, Inc.
               P. O. Box 1027
               Hilo, Hawaii  96721
               Telecopier No.:  (808) 969-0249

               With a copy to:

               Manager, Rate & Regulatory Affairs Department
               Hawaiian Electric Company, Inc.
               P. O. Box 2750
               Honolulu, Hawaii  96840
               Telecopier No.:  (808) 543-4718

               If to HCPC to:

               President and Chief Executive Officer
               Hilo Coast Processing Company
               P. O. Box 18
               Pepeekeo, Hawaii  96783
               Telecopier No.:  (808) 964-5703

               With a copy to:

               Chairman of the Board
               Hilo Coast Processing Company
               c/o C. Brewer and Company, Limited
               P. O. Box 1826
               Honolulu, Hawaii  96805
               Telecopier No.:  (808) 544-6182

              D.    Entire Agreement.  This Contract (including Exhibits "A" and
                    ----------------
"B" hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

              E.    Governing Law.  This Contract is governed by and is to be
                    -------------
construed and interpreted in accordance with the laws of the State of Hawaii, without giving effect to the conflict of law principles thereof.

              F.     Modifications, Amendments or Waivers.  Except as otherwise
                    ------------------------------------
provided herein, provisions of this Contract may be modified, amended or waived only by a written document specifically identifying this Contract and signed by a duly authorized executive officer of a party.

              G.    Interpretation.  Because the terms of this Contract have
                    --------------
been negotiated at arm's length among sophisticated parties represented by experienced counsel and with all parties having had the opportunity to request and bargain for provisions in their respective interests, the parties agree that any dispute as to the construction of this Contract shall be resolved by interpreting its terms according to their ordinary and every day meaning, and not for or against any party by virtue of its role in negotiating or drafting this Contract and that the rule of "interpretation against the draftsman" shall not apply.

              H.    Good Faith Efforts.  For purposes of any provision in this
                    ------------------
Contract which requires any party to obtain certain approvals or comply with certain conditions, including, but not limited to, any approvals and conditions under Section XVIII hereof, such party shall use its good faith efforts to obtain such approvals or comply with such conditions in a timely manner.

          IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

                              HILO COAST PROCESSING COMPANY



                              By  /s/ Kent T. Lucien
                                  -----------------------------------------
                                  Its Treasurer



                              HAWAII ELECTRIC LIGHT COMPANY, INC.



                              By  /s/ Warren H. W. Lee
                                  -----------------------------------------
                                  Its President



                              By  /s/ Harwood D. Williamson
                                  -----------------------------------------
                                  Its Chairman

STATE OF HAWAII               )
                              )    SS.
CITY & COUNTY OF HONOLULU     )

          On this 24th day of March, 1995, before me appeared Kent T. Lucien, to me personally known, who being by me duly sworn, did say that he is the Treasurer of HILO COAST PROCESSING COMPANY, an agricultural cooperative, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and said officer acknowledged said instrument to be the free act and deed of said corporation.



                                    /s/ Mona Jean Aragon
                                    -----------------------------------
                                    Notary Public, State of Hawaii

                                    My commission expires: 11-4-96
                                                          --------

STATE OF HAWAII               )
                              )    SS.
CITY & COUNTY OF HONOLULU     )

          On this 24th day of March, 1995, before me appeared Warren H. W. Lee and Harwood D. Williamson to me personally known, who, being by me duly sworn, did say that they are the President and Chairman of HAWAII ELECTRIC LIGHT COMPANY, INC. a Hawaii corporation, and that said instrument was signed in behalf of said corporation by authority of its Board of Directors, and said President and Chairman severally acknowledged said instrument to be the free act and deed for said corporation.



                                    /s/ Donna K. Ahuna
                                    -----------------------------------
                                    Notary Public, State of Hawaii
                                    My commission expires: 4-16-96
                                                           -------

                                                             L.S.

                                   EXHIBIT A

                      HCPC POWER PLANT OWNERSHIP TRANSFER
                      -----------------------------------

1. Transfer ownership of the power generating plant, associated equipment, and structures to include, but not be limited to the following:

     A.   Powerhouse (boiler and turbine generator)
     B.   Bagasse storage and handling buildings
     C.   Coal storage area
     D.   Fuel storage area
     E.   Circulating water wells and pipeline
     F.   Circulating water outfalls
     G.   Fresh water well located off-site
     H. Land that Items A-G above are situated on as shown on the attached map. (Location of Item G is not shown.)

2. Obtain easements and rights-of-way to include but not be limited to the following:

     A.   13.8 KV generator feeder from the power plant to the HELCO substation
     B.   Service roads
     C.   Service water line from the fresh water well
     D.   Power supply line for the fresh water well pump

3.   Sever interconnections with plantation facilities, for the following items:

     A.   2.4 KV distribution system
     B.   Domestic utilities (water, sanitary sewer, power, etc.)
     C.   Service utilities (air, steam, etc.)

4. HCPC should obtain all government approvals and proper subdivision of the affected property prior to transfer of ownership. (Note: Coal storage area is situated on a parcel zoned for residential use.)

5. Equipment included in paragraph 1 above is described in greater detail on the attached page A3.

     [The original of this page is a map depicting the land upon which the HCPC power plant and related facilities subject to the purchase option in the power purchase agreement, specifically those listed as items 1.A-1.G on Page A-1, are situated.]

                      HCPC POWER PLANT OWNERSHIP TRANSFER
                               LIST OF EQUIPMENT

 Number
of Units                 Description
- --------   ----------------------------------------
       5   Air Compressors, Instrument Air Dryer,
           Air Tank and Miscellaneous Tanks
       4   Demineralize Chemical Treatment Pumps,
           Fuel Oil Heating, Pumping and Storage
           and Condensate Tanks
  Misc     Piping, Superstructure, Support Steel
           and Bridge Crane
       8   Minor Component Group Consisting of
           Rotary Seal Valves, Pressure Control
           Valves, Fiberglass Tank, Kittrell
           Silencer Check Valves and L.D. Fan
           Coupling
       4   Conveying and Storage Equipment for
           Bagasse and Boiler Ash
       4   Control Instrumentation System and
           Accessories
       4   Motors for Fans and Boiler Feed Pumps
           and Auxiliaries
       3   480 V and 2,400 V Load Centers and 13.8
           KV Switchgear
       1   Concrete Substructure and Foundations
           for Boiler and Turbogenerator
       9   20 Mega-Watt DeLaval
           Turbo-Generator/Condenser, Vacuum Pump,
           Spare Parts and Cooling Water Heat
           Exchanger
       1   330,000 lb./hr. 1,250 psig. 825/o/
           F.T.T. Babcock and Wilcox Boiler and
           Spare Parts
       5   Boiler Feed Pumps and Drive Turbine,
           Generator and Feedwater Heater
       1   Fuel Storage Structure
       1   Foundations
       1   Fuel Reclaimers
       9   Fuel Conveyors, Bagasse Plows and Trash
           Conveyer and Drives
       1   Electrical System
       3   Salt Water Wells Nos. 1, 2 and 3
       1   Fresh Water Well System (off-site) with
           6-inch Water Line to Power Plant

                                   EXHIBIT B
                       Calculation of Energy Payment Rate
Assumptions:
- -----------

HELCO on-peak base ("floor") rate (Prior Contract):  $0.0437
HCPC on-peak energy payment rate (Prior Contract):  HELCO avoided cost
HCPC on-peak base ("floor") rate (this Contract): $0.0541 (rounded to $0.054 for illustration purposes)
HCPC on-peak energy payment rate (this Contract): formula reflecting two-thirds of the increase/decrease between quarterly avoided cost figures

HELCO on-peak filed avoided energy cost payment rates:

     First year                         lst quarter    $   0.054
                                        2d quarter     $   0.057
                                        3d quarter     $   0.060
                                        PUC approval
                                        4th quarter    $   0.063
     Second year                        1st quarter    $   0.057
                                        2d quarter     $   0.051
                                        3d quarter     $   0.053
                                        4th quarter    $   0.057

HCPC on-peak energy payment rates:
- ---------------------------------

     First year                         lst quarter    $   0.054
                                        2d quarter     $   0.057
                                        3d quarter     $   0.060
                                        PUC approval   $   0.058 (1)
                                        4th quarter    $   0.060
     Second year                        1st quarter    $   0.056
                                        2d quarter     $   0.054 (2)
                                        3d quarter     $   0.054 (3)
                                        4th quarter    $   0.056 (4)

(1)  Immediate adjustment upon PUC approval, to reflect sharing formula

(2)  Due to floor

(3) Effect of III.B: energy payment rate will not be increased even though HELCO's avoided cost increases, where HELCO's avoided cost for both the current and prior quarter are less than or equal to the floor

(4) Effect of III.B: where HELCO's avoided cost increases and the current quarter's avoided cost is above the floor but the prior quarter's avoided cost is below the floor, HCPC's energy payment is increased but only to the extent of two-thirds the difference between the floor and the current quarter's avoided cost.

                                      B-1